Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2023, by and between Skypoint Capital Advisors, LLC (the “Adviser”), a Delaware limited liability company and registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Felicitas Global Partners, LLC (the “Sub-Adviser” and together with the Adviser the “Parties”), a Delaware limited liability company, registered under the Advisers Act, with respect to the Felicitas Private Markets Fund](the “Fund”)).

WHEREAS, the Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to an Investment Advisory Agreement with the Fund effective as of July 1, 2023 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties do mutually agree and promise as follows with respect to the Fund:

1.       Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub- Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Fund and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Fund from time to time, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.       Sub-Adviser's Duties. Subject to the general supervision and oversight of the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of the Fund and the composition of the portfolio of securities and investments (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the "Prospectus") and subject to the following understandings:

(a)       The Sub-Adviser shall furnish a continuous investment program for the Fund and determine what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held un-invested as cash;

(b)       The Sub-Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Fund's declaration of trust, its by-laws and the Fund’s registration statement and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(c)       The Sub-Adviser shall determine the securities and other investments to be purchased or sold by the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities and other investments, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(d)       The Sub-Adviser shall maintain books and records with respect to the transactions in securities and/or other investments of the Fund and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(e)       The Sub-Adviser shall provide the Fund's custodian and fund accountant on each business day with information about the Fund’s transactions in securities and/or other investments, and with such other information relating to the Fund as may be required under the terms of the then-current custody agreement between the Fund and the custodian;

(f)       The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for securities and other investments held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect. The final price of any security and other investment will be determined in accordance with the Fund’s fair value procedures;

(g)       The Sub-Adviser shall be responsible for: (i) directing how the Fund should vote proxies solicited by issuers of securities and other investments beneficially owned by the Fund, and (ii) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities and other investments held by the Fund;

(h)       The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Fund with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub- Adviser shall provide to the board a written report that describes any issues arising under the code of ethics since the last report to the board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the sub-adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;

(i)        The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Fund's chief compliance officer an annual written report regarding the sub-adviser's compliance program.

(j)        The Adviser has delivered to the Sub-Adviser copies of (i) the Trust Instrument and Bylaws, (ii) the Fund’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, and (iii) all procedures adopted by the Fund regarding the Fund, and shall promptly furnish the Sub-Adviser with all amendments of or supplements to the foregoing. The Fund shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to the Fund, and (c) any other documents, materials, or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Adviser shall furnish to the Sub-Adviser a copy of each amendment of or supplement to the foregoing promptly after the adoption of each amendment or supplement.

(k)       The Sub-Adviser has delivered to the Adviser and the Fund (i) a copy of its Form ADV Part 2 as most recently filed with the SEC. The Sub-Adviser shall promptly furnish the Adviser and Fund with all amendments of or supplements to the foregoing at least annually.

3.       Custodian. The assets of the Fund shall be held by an independent custodian, not by the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Fund and the custodian is authorized and directed to effect transactions for the Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations in respect of the Fund. The Sub-adviser shall have no liability for the acts or omissions of any such custodian or for the Adviser’s dealings therewith.

4.       Risk Acknowledgment.

(a)       The Sub-Adviser shall not be liable to the Adviser or the Fund hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub- Adviser against any liability to the Adviser or the Fund to which the Sub-Adviser would otherwise be subject by reason of intentional misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

(b)       The Sub-Adviser shall not be liable to the Adviser or the Fund for any action taken or failure to act in good faith reliance upon: (i) information, instructions, or requests, whether oral or written, regarding the Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Fund, (ii) the written advice of counsel to the Fund, and (iii) any written instruction or certified copy of any resolution of the Board.

(c)       The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails (including electronic), transportation, communication or power supply.

(d)       The Adviser and the Fund understand that the investments made by the Fund may not achieve positive or acceptable results and that the Fund may not achieve its investment objectives and that it is possible that losses may be incurred with respect to such investments, which individually or collectively may be significant or complete.

5.       Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Fund directions, notices and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6.       Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Fund, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Adviser will reasonably cooperate with the Sub-adviser in the Sub-adviser’s establishment and maintenance of brokerage and other accounts for the Fund as the Sub-adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will always seek, for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer, among others.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub- Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub- Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Fund and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Fund and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

7.       Books and Records. The Sub-Adviser shall keep the Fund's books and records required to be maintained by it pursuant to Section 2(d) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act. Upon request, Adviser shall provide Sub-Adviser with commercially reasonable records and information as Adviser may access regarding the Fund.

8.       Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will retain responsibility for expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities, brokerage commissions, custodian fees, auditor's fees, taxes, interest, expenses that are undertaken by the Adviser or the Fund and other expenses related to the operation of the Fund.

9.       Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to the Agreement, the Adviser will pay the Sub-Adviser a percentage of the Net Management Fee (as defined in this paragraph) earned by the Adviser as set forth on Exhibit A hereto, within five business days of the Adviser receiving the Net Management Fee. Under this Agreement, “Net Management Fee” means the gross management fee (as defined by the Advisory Agreement) paid by the Fund to the Adviser for the period being measured, minus the amount of any fee waiver or expense reimbursement paid by or due from the Adviser to the Fund or any service provider to the Fund (including without limitation shareholder service fees and platform fees and expenses paid by the Fund or Adviser) under an expense limitation agreement, expense cap arrangement, or other similar agreement. For clarity, all distribution fees and expenses are the sole responsibility of the Adviser and are excluded from the Net Management Fee. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Fund. If the Sub-Adviser is terminated as specified in this agreement, then the compensation to the Sub-Adviser shall be prorated.

10.     Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from intentional misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder, member, or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

11.     Duration and Termination. The term of this Agreement shall begin as of the day the Sub-Adviser begins providing investment management services to the Fund and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Fund 's Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Fund, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, or (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Fund. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, Sub- Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

12.     Exclusivity.

(a)       Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of subsection (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser's right, or the right of any of the Sub-Adviser's directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)       The Parties agree that during the term of this Agreement, the Sub-Adviser shall not serve as investment adviser or sub-adviser to another registered investment company managed in a substantially similar style to the Fund. The Parties may waive this limitation by mutual agreement.

13.     Non-Competition.

(a)       If the Sub-Adviser terminates this Agreement for any reason other than for Cause (as defined below), the Parties agree that for a period of one year after such termination, the Sub-Adviser shall not serve as the investment adviser or sub-adviser to another registered investment company managed in a similar style to the Fund. The term “Cause” shall mean:

(i)	bad faith, negligence or willful misfeasance on the part of Adviser in the performance of its obligations and duties under this Agreement;

(ii)	Adviser ceases to be registered as an investment adviser under the Advisers Act;

(iii)	Adviser enters into liquidation, becomes bankrupt (admitted or decreed) or insolvent;

(iv)	Adviser is subject to a material legal or regulatory proceeding that, that in the judgment of Sub-Adviser, materially adversely affects Sub-Adviser’s ability to manage the Fund or has a material adverse effect on the sale or marketing of the Fund; or

(v)	Adviser’s material breach of this Agreement or any act or omission by Adviser that, that in the judgment of Sub-Adviser materially adversely affects Sub-Adviser’s ability to manage the Fund or has a material adverse effect on the sale or marketing of the Fund.

(b)       The Parties may waive this limitation by mutual agreement

(c)       Any post-termination, non-compete clause includes the management of registered investment company managed in a similar style to the Fund, directly or indirectly, on the Sub-Adviser’s behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity (including, without limitation, any corporation, trust, partnership, proprietorship, or other venture) within the United States. Nothing in this Section shall be deemed to prevent the Sub-Adviser managing other investment products in the United States or investment products in foreign jurisdictions.

(d)       The Sub-Adviser acknowledges and agrees that (1) complying with the restrictions contained in this Section will not prevent it from managing its current business, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Adviser’s valid interests (including, without limitation, relationships with service providers and investors, goodwill, the protection of trade secrets, investment processes, and other Confidential and Proprietary Information, protection from unfair competition, and other protectable interests).

14.       Non-solicitation/Interference with Business. Each of the Sub-Adviser and the Adviser agrees to the following restrictive covenants during the term of this Agreement and for three years after the termination of it:

(a)       Each of the Sub-adviser and the Adviser and its affiliates shall not, whether directly or indirectly, solicit, communicate with or otherwise contact any of the other party’s or its affiliates’ investors, clients, or customers, with whom the Sub-Adviser or the Adviser had material contact during its engagement with the other party, unless those contacts are also existing contacts of the Sub-adviser or the Adviser, for the purpose of conducting any business with them which is substantially similar to the business conducted by the other party. “Material contact” means (a) actual contact with investors, clients, or customers—such as through the provision of services or sales visits or calls—(b) coming to know confidential information about a investors, clients, employees, or customer—such as by obtaining pricing and sales information—or (c) directing or coordinating other employees of the other party or its affiliates in calling, servicing, or soliciting investors, clients, or customers.

(b)       Each of the Sub-Adviser and the Adviser and its affiliates shall not, directly or indirectly, solicit or induce—or encourage another entity or person to solicit or induce—any person employed by the other party or its affiliates or any person retained by the other party as an independent contractor to terminate an employment relationship or contract with that other party or its affiliates or to obtain employment with another entity or person besides the other party or its affiliates.

(c)       Each of the Sub-adviser and the Adviser and its affiliates shall not, whether directly or indirectly, undertake any act with the intent to disrupt, impair or interfere with the business of the other party or its affiliates in any way, whether by way of interfering with or disrupting its relationships with customers, agents, representatives, contractors, or suppliers, or otherwise.

(d)       Each of the Sub-Adviser and the Adviser warrants that the above restrictions will not prevent it from operating its business, and that the restrictions are necessary to protect the trade secrets of the other party and its affiliates, as the Sub-Adviser’s or the Adviser’s solicitation would necessarily involve its use of the other party’s or its affiliates’ trade secrets.

15.     Good Standing. Adviser and Sub-Adviser hereby warrant and represent that they are each investment advisers in good standing, that their respective regulatory filings are current and accurately reflect their advisory operations, and that they comply with applicable state and federal rules and regulations pertaining to investment advisers. In addition, Adviser and Sub- Adviser further warrant and represent that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. Adviser and Sub- Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other as soon as reasonably practical, together with providing the corresponding pertinent facts and circumstances.

16.     Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Fund approves the amendment (i) by vote of a majority of the Trustees of the Fund, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

17.     Privacy Notice/Confidentiality.

(a)       The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

(b)       Each party agrees that all non-public confidential information concerning the other party which may become available to such party in connection with services, transactions, or relationships contemplated in this Agreement shall at all times be treated in strictest confidence and shall not be disclosed to third persons except: (a) as may be required by law or regulatory authority, including but not limited to any subpoena, administrative, regulatory, or judicial demand, or court order, (b) as otherwise set forth in this Agreement, or (c) upon the prior written approval of the other party to this Agreement.

18.    Notice. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-adviser:

Felicitas Global Partners, LLC

Attn: Bonar Chhay

65 N. Raymond Avenue, Ste. 315

Pasadena, California 91103

bonar@felicitasgp.com

Fund:

Felicitas Private Markets Fund

UMB Fund Services, Inc.

Attention: Secretary

235 West Galena Street

Milwaukee, WI 53212

Adviser:

Skypoint Capital Advisors, LLC

Attn: Brian Smith

1380 W. Paces Ferry Rd., Suite 1280

Atlanta, GA 30327

bsmith@skypointfunds.com

Copy to:

FinTech Law, LLC

Attn: Bo Howell

6224 Turpin Hills Drive

Cincinnati, Ohio 45244

19.     Arbitration.

(a)       Any controversy or dispute that may arise between the Sub-Adviser and the Adviser concerning any transaction or the construction, performance, or breach of this Agreement shall be settled by arbitration. Any arbitration shall be pursuant to the rules, then applying, of the American Arbitration Association, except to the extent set forth herein. The arbitration panel shall consist of at least three individuals, with at least one panelist having knowledge of investment advisory activities. The parties agree that any arbitration proceeding pursuant to this provision shall be held in a location as determined by the rules of the American Arbitration Association, and judgment upon the award rendered may be entered into in any court, state or federal, having jurisdiction.

•	Arbitration is final and binding on all parties.

•	The parties are waiving their right to seek remedies in court, including the right to a jury trial, except to the extent such a waiver would violate applicable law.

•	Pre-arbitration discovery is generally more limited than and different from court proceedings.

•	The arbitrators' award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

•	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(b)       No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (a) the class certification is denied;

(c)       (b) the class is decertified; or (c) the Sub-Adviser is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(d)       The agreement to arbitrate does not entitle a party to obtain arbitration of claims that would be barred by the relevant statute of limitations if such claims were brought in a court of competent jurisdiction. If at the time a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, any party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction. Each party expressly agrees that any issues relating to the application of a statute of limitations or other time bar are referable to such a court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

20.       Indemnification. Adviser and Sub-Adviser agree to defend, indemnify, and hold harmless the other, the Fund, and each of their respective officers, directors, members, employees, and agents from any and all claims, losses, damages, liabilities, costs and expenses directly resulting from the other’s violation of any of the terms of this Agreement. Adviser and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

21.     Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

22.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.    Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

25.     Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

26.    Change of Control. The Sub-Adviser will use commercially reasonable efforts to provide advance notice to the Adviser when a transaction is anticipated to result an “assignment” of this Agreement (as such term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder).

27.     Track Record. The Sub-adviser may use the track record of the Fund and any other performance related data produced by the Sub-Adviser with respect to the Fund without the Adviser’s or the Fund’s consent provided that the Fund is not specifically identified by name. If the Sub-adviser wishes to identify the Fund by name when using the track record of the Fund and any other performance related data with respect to the Fund, the Adviser’s approval shall be required.

28.    Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the Parties contemplated by Section 6 relating to expense sharing, contains the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all other agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

29.    Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

ADVISER:

By:	/s/ Brian P. Smith
Name:	Brian P. Smith
Title:	CEO

SUB-ADVISER:

By:	/s/ Bonar Chhay
Name:	Bonar Chhay
Title:	Managing Member

Exhibit A

Compensation

The Adviser shall pay the Sub-Adviser a quarterly sub-advisory fee equal to 83.33% of the first $750,000.00 of Net Management Fee received by the Adviser and then 66.67% on any Net Management Fee above $750,000.00.

For example, if the Fund’s average daily net assets during the quarter were $200 million, it would pay the Adviser an annualized management fee of 1.50% on the Fund’s average daily net assets, and if no fee waivers or expense reimbursements were due, then the Adviser would receive $750,000.00 in Net Management Fee for the period. From the quarterly Net Management Fee, the Adviser will pay the Sub-Adviser 83.33% of the $750,000.00, for a total quarterly sub-advisory fee of $624,997.50. If the Fund’s average daily net assets during the quarter were $300 million, it would pay the Adviser an annualized management fee of 1.50% on the Fund’s average daily net assets, and if no fee waivers or expense reimbursements were due, then the Adviser would receive $1,125,000.00 in Net Management Fee for the period. From the quarterly Net Management Fee, the Adviser would pay the Sub-Adviser 83.33% on the first $750,000.00 and 66.67% on the next $375,000.00, for a total quarterly sub-advisory fee of $875,010.